EXHIBIT 23.1

TOTAL S.A.

Registered office: 2, place Jean Millier – La Défense 6 – 92400 Courbevoie – France

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Total Holdings USA, Inc. 2015 Employee Shareholder Plan of:

-	our report dated March 6, 2014, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2013, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2013, (our report thereon refers to the adoption by TOTAL in 2013 of the revised standard IAS 19 “Employee Benefits”) and

-	our report dated March 6, 2014, with respect to the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2013,

which reports appear in the Annual Report on Form 20-F of TOTAL S.A. for the year ended December 31, 2013 filed with the Securities and Exchange Commission, and to the reference to our firms under the heading “Selected Financial Data” in such Annual Report.

Paris La Défense, October 31, 2014

KPMG Audit A division of KPMG S.A.		ERNST & YOUNG Audit

Represented by		Represented by

/s/ MICHEL PIETTE	/s/ VALERIE BESSON	/s/ YVON SALAUN	/s/ LAURENT MIANNAY
Michel Piette Partner	Valérie Besson Partner	Yvon Salaün Partner	Laurent Miannay Partner